Exhibit 99.1

FOR IMMEDIATE RELEASE: August 12, 2008	NEWS OTCBB: ELDO
Eldorado Artesian Springs Announces First Quarter 2008 Financial Results
Organic Vitamin Charged Spring Water Sales and Distribution Increasing
Louisville, Colorado, August 12, 2008 — Eldorado Artesian Springs, Inc. (OTCBB: ELDO) today announced financial results for its first quarter ended June 30, 2008.
Revenue increased 2.4% in the first quarter to $2.2 million from $2.1 million in the first quarter last year. The increase is primarily attributable to two major factors: First, the Company’s new Organic Vitamin Charged Spring Water, introduced in September 2007, continues to gain market acceptance with sales increasing 84% in the first quarter versus the fourth quarter ended March 31, 2008. Second, a 27% year-over-year increase in sales of the Company’s private label PET products.
Total operating expense increased during the first quarter to $1.9 million from $1.7 million as the Company incurred higher delivery and fuel costs associated with gasoline price increases as well as higher professional fees and employee costs related to wages and insurance. In addition, the Company increased its investment in advertising and promotion in support of the rollout of its Organic Vitamin Charged Spring Water and incurred higher expenses related to strengthening its water rights portfolio. Net loss was $206,500, or $0.03 per basic and diluted share, versus a net loss of $49,000, or $0.01 per basic and diluted share, in the same quarter last year. The net loss included more than $116,000 in non-cash depreciation and amortization.
Doug Larson, president and CEO, said results were generally in line with management’s expectations, adding that new product and distribution activities in recent months bode well for continued year-over-year revenue gains well into the future.
“We have invested considerably over the past two years into projects that make us optimistic for significant revenue growth in the coming months,” Larson said. “Our new Organic Vitamin Charged Spring Water and a new one-gallon private label program initiated in June with one of the world’s largest retailers are expected to be the two principal drivers of our future. Our strategy is to continue to improve core operations and to use capital generated internally to expand distribution and promotion of the Organic Vitamin Charged Spring Water line. Major distribution channels for our Organic Vitamin Charged Spring Water include Albertson’s, Vitamin Cottage, K&G (Jenny’s Markets), and one of the nation’s premier health food supermarkets. Other distributors and food service organizations make the products available to more than 2,000 other retail outlets.”

About Eldorado Artesian Springs, Inc.
Eldorado Artesian Springs, Inc. is a leading bottler, marketer, and distributor of natural spring water beverages in the Rocky Mountains. The Company’s growing product portfolio includes the nation’s only Organic Vitamin Charged Spring Water, which was recently introduced in six flavors and has generated strong market acceptance. The Company also markets five-gallon and three-gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors. Additionally, the Company markets its water in smaller, more convenient size packaging to retail food stores. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about the Company can be found at http://www.eldoradosprings.com.
Safe Harbor Statement
Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
Contacts:
Doug Larson
Chief Executive Officer
Eldorado Artesian Springs, Inc.
303-499-1316
doug@eldoradosprings.com
Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com

Statements of Operations

(Unaudited)	Three months ended
	June 30,
	2008	2007
Revenues

Water and related	$2,175,050	$2,118,823
Resort operations	42,288	46,203

Net revenue	2,217,338	2,165,026

Cost of goods sold	521,696	446,247

Gross profit	1,695,642	1,718,779

Operating expenses

Salaries and related	971,322	899,781
Administrative and general	506,396	429,941
Delivery	238,565	199,971
Advertising and promotions	96,618	70,089
Depreciation and amortization	116,568	104,321

Total operating expenses	1,929,469	1,704,103

Operating (loss) income	(233,827)	14,676

Other income (expense)

Interest income	6,743	15,227
Interest expense	(89,456)	(84,919)

Total other expense	(82,713)	(69,692)

Net loss before provision for income taxes	(316,540)	(55,016)

Income tax benefit	110,000	6,000

Net loss	$(206,540)	$(49,016)

Basic loss per common share	$(0.03)	$(0.01)

Diluted loss per common share	$(0.03)	$(0.01)

Basic weighted average common shares outstanding	6,579,365	6,032,670

Diluted weighted average common shares outstanding	6,579,365	6,032,670

Balance Sheet

	June 30,	March 31,
	2008	2008
ASSETS

Current Assets

Cash	$215,232	$389,440
Accounts receivable — trade, net	1,006,454	893,660
Inventories	441,989	437,171
Prepaid expenses and other	81,555	107,144
Deferred tax asset	29,648	29,648

Total current assets	1,774,878	1,857,063

Non-current assets

Property, plant and equipment — net	4,287,879	4,177,350
Notes receivable — related party	324,093	318,138
Water rights — net	432,871	432,871
Deposits	149,148	135,785
Long-term deferred tax asset — net	145,944	35,944
Other — net	68,120	72,878

Total non-current assets	5,408,055	5,172,966

Total assets	$7,182,933	$7,030,029

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities

Accounts payable	$556,927	$417,929
Accrued expenses	254,629	318,352
Customer deposits	83,517	80,530
Line of credit	140,000	—
Current portion of capital lease obligations	41,881	—
Current portion of long-term debt	52,835	56,748

Total current liabilities	1,129,789	873,559

Non-current liabilities

Capital lease obligations, less current portion	106,900	—
Long-term debt, less current portion	4,393,539	4,403,789
Deferred gain on the sale of real estate	178,822	178,822

Total non-current liabilities	4,679,261	4,582,611

Total liabilities	5,809,050	5,456,170

Stockholders’ equity

Preferred stock	—	—
Common stock	6,696	6,426
Additional paid-in capital	1,640,453	1,634,159
Accumulated deficit	(273,266)	(66,726)

Total stockholders’ equity	1,373,883	1,573,859

Total liabilities and stockholders’ equity	$7,182,933	$7,030,029